For:	Alamo Group Inc.

Contact:	Dan E. Malone
Executive Vice President & CSO
830-372-9581

Financial Relations Board
Joe Calabrese
212-827-3772

ALAMO GROUP ANNOUNCES BOARD EXPANSION
AND APPOINTMENT OF NEW BOARD MEMBER

SEGUIN, Texas, December 9, 2021 -- Alamo Group Inc. (NYSE: ALG) is pleased to announce that it has expanded the membership of its Board of Directors from eight to nine members and has appointed Nina Grooms as a new independent member of the Board, effective December 9, 2021.

Ms. Grooms has three decades of industry experience and is currently Chief Product Officer of May Mobility. Based in Ann Arbor, Michigan, May Mobility is a leader in autonomous vehicle technology with a mission to transform communities through the development and deployment of safe and accessible autonomous vehicles. Ms. Grooms has been with May Mobility since 2020 and before that served in various management positions with Ford Motor Company, most recently as Chief Product Owner for Ford’s Autonomous Vehicle Software Solutions Group. Prior to her service with Ford, from 2012 to 2017, Ms. Grooms held various managerial positions with the General Electric Company, including as Vice-President, Global Customer & Services Marketing, IoT Software at GE Digital. Ms. Grooms holds a degree in Mechanical Engineering from the University of California, Berkeley and an MBA from Harvard University.

Roderick R. Baty, Alamo Group’s Chairman said “We are extremely pleased that Nina has joined Alamo Group’s Board. She brings valuable experience gained working in managerial positions for several large, sophisticated industrial companies. Her strong background in product development, IoT and autonomous vehicles is a key strength that will certainly assist Alamo Group in its ongoing development.”

About Alamo Group
Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for infrastructure maintenance, agriculture and other applications. Our products include truck and tractor mounted mowing and other vegetation maintenance equipment, street sweepers, snow removal equipment, excavators, vacuum trucks, other industrial equipment, agricultural implements, forestry equipment and related after-market parts and services. The Company, founded in 1969, has approximately 4,100 employees and operates 27 plants in North America, Europe, Australia and Brazil as of September 30, 2021. The corporate offices of Alamo Group Inc. are located in Seguin, Texas.

Forward Looking Statements
This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: overall market demand, continuing impacts from the COVID-19 pandemic including ongoing and new supply chain disruptions, negative impacts stemming from changes in executive leadership positions, further reductions in customer demand, sales and profitability declines, operational disruptions, full or partial facility closures, and other similar impacts, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company’s SEC reports. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.